Exhibit (h)(2)

FORM OF BROKER-DEALER

SELLING AGREEMENT

THIS BROKER-DEALER SELLING AGREEMENT (“Agreement”) made and entered into between ALPS Distributors, Inc. (“Distributor”), a Colorado corporation having its principal place of business at 1290 Broadway, Suite 1000, Denver, Colorado 80203, and ___________________________________, a _________________________ having its principal place of business at ________________________________________________________ (hereinafter “Broker-Dealer”).

WHEREAS, Broker-Dealer desires to enter into this Agreement with the Distributor to sell shares of the Clearlake Private Markets Fund and such classes of shares as set forth in the Agreement Fee Schedule (“Fund”), a registered closed-end investment management company that is operated as an interval fund, and Broker-Dealer will provide distribution-related, continuing personal services to shareholders and/or administration of shareholder accounts with respect to the Fund. The Distributor is the principal underwriter of, and agent for, the Fund.

WHEREAS, Broker-Dealer understands that pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), the Fund has adopted a Distribution and Shareholder Servicing Plan (“Plan”) to enable payments to certain entities for distribution and/or shareholder servicing.

WHEREAS, the term “Prospectus” means the prospectus and, unless the context otherwise requires, the related statement of additional information (“SAI”) incorporated therein by reference, as the same are amended and supplemented (“Supplements”) from time to time by the Fund.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.	Purchases of Fund Shares for Sale to Customers.

(a)

Broker-Dealer is hereby appointed as a non-exclusive agent of the Fund during the term herein specified for the purpose of providing shareholder services to investors acquiring Fund’s shares as described herein. Subject to the performance by the Distributor of its obligations to be performed hereunder and to the completeness and accuracy in all material respects of all the representations and warranties of the Distributor contained herein, Broker-Dealer hereby accepts such agency and agrees on the terms and conditions set forth herein and in the Fund’s then-current Prospectus to use reasonable efforts during the term hereof to provide ongoing services to shareholders for the duration of their investments. It is understood that the Broker-Dealer has no commitment with regard to the sale of the Fund’s shares other than to use reasonable efforts and shall not prevent Broker-Dealer from acting as an agent or underwriter for the securities of other issuers that may be offered or sold during the term hereof. Broker-Dealer’s agency relationship with the Distributor hereunder shall continue until the termination of this Agreement. Any sales of the Fund’s shares made prior to the date hereof by Broker-Dealer shall be deemed made pursuant to this Agreement.

(b)

In offering and selling Fund’s shares to Broker-Dealer’s customers, Broker-Dealer agrees to act as dealer for Broker-Dealer’s own account and in no transaction shall the Broker-Dealer have any authority to act or hold itself out as agent for the Distributor or the Fund, except for the limited purposes set forth under this Agreement. The Distributor acknowledges that customers of Broker-Dealer who purchase Fund shares are the Broker-Dealer’s customers. Broker-Dealer shall be responsible for opening, approving, and monitoring customer accounts and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission (“SEC”) and Financial Industry Regulatory Authority, Inc. (“FINRA”).

(c)

Broker-Dealer agrees to offer and sell the Fund’s shares to Broker-Dealer’s customers only at the applicable public offering price and in accordance with all applicable repurchase offers issued by the Fund, giving effect to any cumulative or quantity discounts or other purchase programs, plans, or services described in the then-current Prospectus, to the extent applicable. Broker-Dealer agrees to deliver, or cause to be delivered, to each customer, at or prior to the time of any purchase of shares, a copy of the then current Prospectus (including any Supplements thereto), and to each customer who so requests, a copy of the then-current SAI (including any Supplements thereto).

(d)

Broker-Dealer agrees to purchase Fund’s shares from the Distributor or from Broker-Dealer’s customers. If Broker-Dealer purchases from the Distributor, Broker-Dealer agrees that all such purchases shall be made only: (a) to cover orders already received by Broker-Dealer from its customers; (b) for shares being acquired by Broker-Dealer’s customers pursuant to either the exchange privilege or the reinvestment privilege, as described in the then-current Prospectus of the Fund; (c) for Broker-Dealer’s own bona fide investment; or (d) for investments by any Internal Revenue Service (“IRS”) qualified plan or other trust established for the benefit of Broker-Dealer’s employees or for investments in Individual Retirement Accounts established by Broker-Dealer’s employees, and if Broker-Dealer so advises the Distributor in writing prior to any sale of shares pursuant to this subparagraph (d), Broker-Dealer agrees to waive all Broker-Dealer concessions, if any, to all sales of shares. If Broker-Dealer purchases shares from Broker-Dealer’s customers, Broker-Dealer agrees not to purchase shares from Broker-Dealer’s customers at a price lower than the applicable redemption price, determined in the manner described in the then-current Prospectus. Broker-Dealer shall not withhold placing customers’ orders for shares so as to profit the Broker-Dealer as a result of such withholding (e.g., to include, but not limited to, a change in the Fund’s net asset value from that used in determining the offering price or repurchase offer price to Broker-Dealer’s customers).

(e)

The Distributor will accept Broker-Dealer’s purchase orders only at the public offering price applicable to each order, as determined in accordance with the then-current Prospectus. The Distributor will not accept from Broker-Dealer a conditional order. Broker-Dealer acknowledges that the Fund will adopt fundamental policies (which may not be changed without shareholder approval) to make periodic offers to purchase shares (“repurchase offers”) in accordance with Rule 23c-3 under the 1940 Act and as described in the Fund’s then current Prospectus. Repurchases of shares of the Fund will be made at the net asset value of such shares in accordance with the applicable repurchase offer and then current Prospectus, less any applicable charges and expenses for which the Fund has determined to charge shareholders as permitted by Rule 23c-3 of the 1940 Act. Broker-Dealer agrees to transmit to its customers any repurchase offer notification received from Distributor within the time period specified in the applicable Prospectus and in such notification, and to use its reasonable best efforts to transmit repurchase requests from its customers to the Fund or its transfer agent or other designee by the applicable repurchase request deadline as specified in the applicable Prospectus and such repurchase offer notification.

(f)

All orders are subject to acceptance or rejection by the Distributor in its sole discretion. The Distributor reserves the right, at its discretion and without notice to the Broker-Dealer, to suspend sales or to withdraw the offering of the Fund’s shares, in whole or in part, or to make a limited offering of any Fund’s shares. The minimum and maximum dollar amounts for purchase of the Fund’s shares for any shareholder shall be the applicable minimum or maximum amount described in such Fund’s then-current Prospectus and no order for less or more than, as the case may be, such amount will be accepted hereunder.

(g)

Broker-Dealer acknowledges and agrees that: (i) shares of the Fund will not be repurchased by the Fund (other than in accordance with Rule 23c-3 of the 1940 Act); (ii) no secondary market for the shares of the Fund exists currently or is anticipated to develop; therefore, the shares of the Fund have very limited liquidity; (iii) in the event one or more of Broker-Dealer’s customers cancel their order for shares of the Fund after confirmation, such shares may not be repurchased, remarketed or otherwise disposed of by or through Distributor; and (iv) any representations regarding a repurchase offer or other tender offer by the Fund, other than that which is specifically set forth in the Fund’s then-current Prospectus or repurchase offer notification issued by the Fund is prohibited.

(h)

In connection with Broker-Dealer’s recommendations to its customers regarding investment in the Fund, Broker-Dealer agrees to make appropriate disclosures to such customers regarding the risks associated with investing in the Fund, including, but not limited to: (i) shares of the Fund will not be listed on a public exchange; (ii) no secondary market is expected to develop for the Fund’s shares; (iii) liquidity for the Fund’s shares will be provided only through repurchase offers; (iv) there is no guarantee that an investor will be able to sell all the shares that the investor desires to sell in the repurchase offer; (v) an investor should consider an investment in the Fund to be of limited liquidity; (vi) investing in the Fund’s shares may be speculative and involves a high degree of risk; and (vii) an investor should carefully read the Fund’s Prospectus prior to investing in the Fund, including the risks associated with leverage.

(i)

Broker-Dealer agrees to offer the Fund’s shares only to persons who meet the qualifications set forth in the Fund’s Prospectus and will only make offers to persons in the United States, United States territories, or such other jurisdictions in where the Fund’s shares are qualified for sale as specified in writing. In offering Fund shares, Broker-Dealer agrees to (i) comply with the provisions of all applicable rules and regulations relating to suitability of investors, including, without limitation, the provisions of Exchange Act Rule 15l-1, and (ii) sell Fund shares only to those persons who are eligible to purchase such shares as described in the Fund’s Prospectus and only through those brokers who are authorized to sell such shares.

(j)

The transmission of orders will be governed by instructions that the Distributor will periodically issue to Broker-Dealer. Broker-Dealer must pay for Fund’s shares in ‘Federal Fund,’ and the Distributor must receive Broker-Dealer’s payment on or before the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934, as amended. If the Distributor does not receive Broker-Dealer’s payment on or before such settlement date, the Distributor may, without notice, cancel the sale. The Distributor will hold Broker-Dealer responsible for any loss suffered by the Distributor or the issuing Fund as a result of Broker-Dealer’s failure to make payment as required.

(k)

Broker-Dealer agrees to use the account application provided with the Prospectus as the means of placing a customer’s order except for accounts opened or maintained pursuant to the networking system of the National Securities Clearing Corporation (“NSCC”), to the extent applicable. The account application will be reviewed by the Distributor or the Fund to determine that all information necessary to issue the Fund’s shares has been entered. Broker-Dealer hereby certifies that all of Broker-Dealer’s customers taxpayer identification numbers (“TIN”) or social security numbers (“SSN”) furnished to the Distributor or the Fund by Broker-Dealer are correct and that the Distributor or the Fund will not open an account without Broker-Dealer providing the Fund’s transfer agent (“Transfer Agent”) with the customer’s TIN or SSN.

(l)

Broker-Dealer will comply with all applicable Federal and state laws and with the rules and regulations of applicable regulatory agencies thereunder. Broker-Dealer will not offer shares of any Fund for sale unless such shares are duly registered under all the applicable securities laws, rules and regulations.

(m)

Any transaction in shares of the Fund shall be effected and evidenced by book-entry on the records maintained by the Transfer Agent. A confirmation statement evidencing transactions in the Fund’s shares will be transmitted to Broker-Dealer by the Transfer Agent.

2.	Account Options.

(a)

Broker-Dealer may appoint the Transfer Agent as Broker-Dealer’s agent to execute customers’ transactions in the Fund’s shares in accordance with the terms and provisions of any account, program, plan, or service established or used by Broker-Dealer’s customers and to confirm each such transaction to Broker-Dealer’s customers on Broker-Dealer’s behalf, and at the time of the transaction, Broker-Dealer guarantees the legal capacity of its customers so transacting in such Fund shares and any co-owners of such Fund shares.

(b)

Unless otherwise instructed by the Distributor or the Transfer Agent, Broker-Dealer may instruct the Transfer Agent to register shares purchased in Broker-Dealer’s name and account as nominee for Broker-Dealer’s customers, in which event all Prospectuses, proxy statements, periodic reports, and other printed material will be sent to Broker-Dealer, and all confirmations and other communications to shareholders, including, but not limited to, repurchase offer notifications, will be transmitted to Broker-Dealer. Broker-Dealer shall be responsible for forwarding such printed material, confirmations, notifications and communications, or the information contained therein, to all customers for whom Broker-Dealer holds such shares as nominee. However, the Transfer Agent or the Fund shall be responsible for the reasonable costs associated with Broker-Dealer forwarding such printed material, confirmations, notifications and communications and shall reimburse Broker-Dealer in full for such costs. Broker-Dealer shall also be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account Broker-Dealer is holding such shares. With respect to customers not held in Broker-Dealer’s name and account as nominee, Broker-Dealer shall provide the Distributor with all information (including, without limitation, certification of TINs and/or SSNs and back-up withholding instructions) necessary or appropriate for the Distributor to comply with any legal and regulatory reporting requirements.

(c)

To the extent applicable, accounts opened or maintained pursuant to the networking system of NSCC will be governed by applicable NSCC rules and procedures, and any agreement or other arrangement with the Distributor relating to networking.

3.	Broker-Dealer Compensation.

(a)

Broker-Dealer concession, if any, on Broker-Dealer’s sales of shares of the Fund will be offered as described in the then-current Prospectus or in the applicable schedule of concessions issued by the Distributor and in effect at the time of sale to Broker-Dealer. Upon written notice to Broker-Dealer, the Distributor, or the Fund, may change or discontinue any schedule of concessions, or issue a new schedule, consistent with the Fund’s then-current Prospectus. Broker-Dealer may be deemed to be an underwriter in connection with sales by Broker-Dealer of shares of the Fund where Broker-Dealer receives all or substantially all of the sales charge as set forth in the then-current Prospectus and, therefore, Broker-Dealer may be subject to applicable provisions of the Securities Act of 1933, as amended. Compensation paid, if any, pursuant to a Plan is described in Agreement Fee Schedule (“Fee Schedule”) attached hereto and in such Fund’s then-current Prospectus.

(b)

In the case of the Fund or class which has adopted a Plan, the Distributor may elect from time to time to make payments to Broker-Dealer as provided under such Plan for such services, and without limitation, some or all of the following: (i) answering inquiries regarding the Fund, processing shareholder transactions, maintaining and servicing shareholder accounts; providing periodic statements, personal services to investors, and/or other services related to the maintenance of shareholder records; and (ii) services that the Distributor reasonably may request, to the extent permitted by applicable statute, rule, or regulation to provide administrative, distribution-related, or marketing services in the promotion of the Fund’s shares. Any such payments shall be made in the amount and manner set forth in the applicable Fee Schedule or in the then-current Prospectus. The Fee Schedule may be discontinued or changed by the Distributor from time to time consistent with the Fund’s then-current Prospectus and shall be in effect with respect to the Fund which has a Plan and so long as such Fund’s Plan remains in effect. Notwithstanding the foregoing, Broker-Dealer acknowledges that any compensation to be paid to the Broker-Dealer by the Distributor is paid from proceeds paid to the Distributor by the Fund pursuant to its Plan, and to the extent the Distributor does not receive such proceeds, for any reason, the amounts payable to Broker-Dealer will be reduced accordingly.

(c)

Broker-Dealer shall furnish to the Distributor or the Fund, on behalf of the Fund, such information in writing as shall reasonably be requested by the Fund’s Board of Trustees (“Fund’s Board”) with respect to the fees paid to Broker-Dealer pursuant to this Agreement and the purposes for which such fees were paid.

(d)

In the event that Rule 2341 of FINRA’s Conduct Rules precludes the Fund or class thereof from imposing, or the Distributor from receiving, a sales charge (as defined in Rule 2341) or any portion thereof, Broker-Dealer shall not be entitled to any payments from the Distributor hereunder from the date that the Fund or class thereof discontinues or is required to discontinue imposition of some or all of its sales charges. If the Fund or class thereof resumes imposition of some or all of its sales charge, Broker-Dealer will be entitled to payments hereunder or as modified by the Distributor, if applicable.

(e)

The Distributor may discontinue paying compensation to Broker-Dealer if, at any time, (i) Broker-Dealer is not appropriately registered in all capacities necessary to receive such compensation or (ii) Broker-Dealer breaches any representation, warranty or covenant contained in this Agreement, as determined by the Distributor in its sole discretion. Notwithstanding the foregoing, Broker-Dealer shall not be entitled to any compensation in respect of a sale to any investor if the Distributor determines that another authorized selling agent of the Distributor is primarily responsible for or should otherwise be credited with such sale. In making this determination, the Distributor will endeavor to act fairly. Any dispute regarding compensation shall be conclusively resolved by the Distributor.

(f)

If, within seven business days after confirmation by the Distributor of Broker-Dealer’s original purchase order for shares of the Fund, such shares are repurchased by the issuing Fund or by the Distributor for the account of such Fund or are tendered for redemption by the customer in accordance with a repurchase offer, Broker-Dealer shall promptly refund to the Distributor the full discount, if any, retained by Broker-Dealer on the original sale and any distribution and service payments made to Broker-Dealer. Broker-Dealer shall refund to the Transfer Agent immediately upon receipt the amount of any dividends or distributions paid to Broker-Dealer as nominee for Broker-Dealer’s customers with respect to redeemed or repurchased Fund’s shares to the extent that the proceeds of such redemption or repurchase may include the dividends or distributions payable on such shares. Broker-Dealer shall be notified by the Distributor of such repurchase or redemption within ten business days of such repurchase or redemption.

(g)

The provisions under this Agreement relating to a Plan, including compensation payable thereunder, shall continue in full force and effect only so long as the continuance of a Plan is specifically approved at least annually by a vote of the Fund’s Trustees, including a vote of the majority of the Fund’s Trustees who are not “interested persons” (as defined in the 1940 Act and the rules thereunder) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (including this Agreement) (“Independent Trustees”), by vote cast in person at a meeting called for the purpose of voting thereon. The Distributor will not be obligated to make payments to Broker-Dealer unless the Distributor has received an authorized payment from the applicable Fund. The provisions of this Agreement regarding Broker-Dealer compensation may be terminated in accordance with the 1940 Act, without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Fund on not more than sixty (60) days’ written notice. Such provisions will also be terminated by any act that terminates this Agreement and will terminate automatically in the event of the assignment

(as that term is defined in the 1940 Act) of this Agreement or in the event the Plan terminates, is not continued or ceases to remain in effect. After the effective date of any change in or discontinuance of any schedule of concessions, or service payments, or the termination of a Plan, such concessions or service payments will be allowable or payable to Broker-Dealer only in accordance with such change, discontinuance, or termination. Broker-Dealer agrees that Broker-Dealer will have no claim against the Distributor, the Fund, or the Fund by virtue of any such change, discontinuance, or termination. In the event of any overpayment by the Distributor of any concession, distribution payment, or service payment, Broker-Dealer will promptly remit such overpayment.

4.	Status as Financial Intermediaries.

(a)

Broker-Dealer represents and warrants that Broker-Dealer is and will remain a member in good standing of FINRA, and agrees to abide by all of its rules and regulations including its Rules of Conduct. Broker-Dealer further agrees to comply with all applicable Federal and state laws and rules and regulations of regulatory agencies having jurisdiction over Broker-Dealer. Reference is hereby specifically made to Rule 2341 of FINRA’s Conduct Rules, which is incorporated herein by reference. The termination of Broker-Dealer’s FINRA membership or any breach of Rule 2341 will immediately and automatically terminate this Agreement. Broker-Dealer further represents that Broker-Dealer is qualified to act as a Broker-Dealer in the states where Broker-Dealer transacts business. Broker-Dealer further agrees that, in making any sales to purchasers within the United States of securities acquired from the Distributor or the Fund, Broker-Dealer will comply with Rule 2040(a) of FINRA’s Conduct Rules.

(b)

Broker-Dealer represents that Broker-Dealer is qualified to sell shares in the various jurisdictions where it transacts business. Broker-Dealer represents that it and all of its personnel involved in the activities contemplated hereunder have all governmental, regulatory, and self-regulatory registrations, approvals, memberships, and licenses required to perform Broker-Dealer’s obligations under this Agreement and to receive compensation, if any, and Broker-Dealer will maintain all relevant registrations, approvals, memberships, and licenses during the term of this Agreement.

(c)

Nothing in this Agreement shall cause Broker-Dealer to be the Distributor’s partner, employee, or agent, or give Broker-Dealer any authority to act for the Distributor, the Fund, or the Fund. Neither the Distributor nor the Fund shall be liable for any of Broker-Dealer’s acts or obligations under this Agreement.

5.	Information Relating to the Fund.

(a)

No person is authorized to make any representations concerning the Fund’s shares except those contained in such Fund’s then-current Prospectus, and in buying shares from the Distributor or redeeming shares pursuant to any repurchase offer, Broker-Dealer shall rely solely on the representations contained in the then-current Prospectus and any applicable repurchase offer notification. Upon Broker-Dealer’s request, the Distributor will furnish Broker-Dealer with a reasonable number of copies of the Fund’s then-current Prospectus(es) and/or SAIs (including any Supplements thereto).

(b)

Broker-Dealer may not use any sales literature or advertising material (including material disseminated through radio, television, or other electronic media) concerning the Fund’s shares, other than the Fund’s then-current Prospectus or such printed information that is given to Broker-Dealer by the Distributor, without first obtaining the Distributor’s written approval. Broker-Dealer shall not distribute or make available to the general public any printed information furnished by the Distributor which is marked “FOR INVESTMENT ADVISER USE ONLY” or “FOR INVESTMENT PROFESSIONAL USE ONLY” or which otherwise indicates that it is confidential or not intended to be distributed to the general public. Broker-Dealer further agrees that it shall not distribute or make available to any retail investor (as defined under applicable FINRA Rules) any printed information or other communication furnished to it by the Distributor which is marked “FOR INSTITUTIONAL USE ONLY.”

6.

Limitation of Liability and Indemnification. Distributor shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement. Notwithstanding anything in this Agreement to the contrary, none of the Fund, the Distributor or any of their affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns (collectively, the “Indemnified Persons”) shall be liable to Broker-Dealer for any action or inaction of any Indemnified Person except, solely in the case of the Distributor, to the extent of direct Losses[1] finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of Distributor in the performance of Distributor’s duties, obligations, representations, warranties or indemnities under this Agreement. Under no circumstances shall Indemnified Persons be liable for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Broker-Dealer shall indemnify, defend and hold harmless Indemnified Persons from and against Losses (including legal fees and costs to enforce this provision) that Indemnified Persons suffer, incur, or pay as a result of any third-party claim or claim among the parties arising out of the subject matter of or otherwise in any way related to this Agreement (“Claims”), including but not limited to all actions taken by Distributor or Indemnified Persons that are necessary to provide the services under this Agreement or in reliance upon any instructions, information, or requests, whether oral, written or electronic, received from Broker-Dealer or its officers. Any expenses (including legal fees and costs) incurred by Indemnified Persons in defending or responding to any Claims (or in enforcing this provision) shall be paid by Broker-Dealer on a quarterly basis prior to the final disposition of such matter upon receipt by Broker-Dealer of an undertaking by Distributor to repay such amount if it shall be determined that an Indemnified Person is not entitled to be indemnified. Notwithstanding the foregoing, nothing contained in this paragraph or elsewhere in this Agreement shall constitute a waiver by Broker-Dealer of any of its legal rights available under U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

7.

Duration. This Agreement, with respect to each Plan, will continue in effect for one year from its effective date, and thereafter will continue only so long as the continuance of a Plan and the provisions of this Agreement relating to the Plan are approved at least annually by a vote of the Fund’s Trustees, including a vote of the majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting thereon; provided, however, that such continuance and this Agreement are subject to termination at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Fund on not more than sixty (60) days’ written notice. This Agreement, other than with respect to a terminated Plan, will continue in effect from year to year after its effective date, unless terminated as provided herein.

8.

Amendment and Termination of Agreement. In accordance with the Prospectus, the Broker-Dealer will suspend or terminate its offer and sale of the Fund’s shares upon the written notice of the Fund or the Distributor at any time and will resume its offer and sale of the Fund’s shares hereunder upon subsequent notice of the Fund or the Distributor. In addition to Section 7 above, either party to this Agreement may terminate the Agreement without cause by giving the other party at least 30 days’ written notice of its intention to terminate. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act and the rules thereunder). The Distributor may change or amend any provision of this Agreement by giving Broker-Dealer written notice of the change or amendment. The Distributor may amend the Fee Schedule upon written notice to Broker-Dealer.

[1]

As used in this Agreement, the term “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

9.

Arbitration. In the event of a material dispute under this Agreement, such dispute shall be settled by arbitration before arbitrators sitting in Denver, Colorado, in accordance with FINRA’s Code of Arbitration Procedures in effect at the time of the dispute. The arbitrators shall act by majority decision, and their award may allocate attorneys’ fees and arbitration costs between the Distributor and Broker-Dealer. The arbitrators’ award shall be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction.

10.

Notices. All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, email, or by facsimile or a similar means of same day delivery. All notices to the Distributor shall be given to the Distributor at the Distributor offices located at 1290 Broadway, Suite 1000, Denver, Colorado 80203, Attn: General Counsel, or to the email address designated by Distributor for notices: intermediaryagreements@sscinc.com, unless Distributor designates another contact or address by written notice. Notices to Broker-Dealer shall be sent to the physical or email address designated by Broker-Dealer in this Agreement or otherwise designated in writing by Broker-Dealer for notices. Each party may change the address to which notices shall be sent by giving written notice to the other party in accordance with this paragraph.

11.	Client Information

a. Agreement to Provide Information. Broker-Dealer agrees to provide the Fund or its designee, upon written request, the TIN, the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, repurchases, transfer, or exchange) of every purchase, repurchase, transfer, or exchange of Shares held through an account maintained by the Broker-Dealer during the period covered by the request.

(i) Period Covered by Request. Requests must set forth a specific period, not to exceed 180 calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 180 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(ii) Form and Timing of Response.

(a) Broker-Dealer agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section 11(a). If requested by the Fund or its designee, Broker-Dealer agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 11(a) is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 11(a) for those Shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Broker-Dealer additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(iii) Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Broker-Dealer.

b. Agreement to Restrict Trading. Broker-Dealer agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Broker-Dealer’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(i) Form of Instructions. Instructions between the parties to restrict or prohibit further purchases or exchanges of Fund Shares must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii) Timing of Response. Broker-Dealer agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Broker-Dealer.

(iii) Confirmation by Broker-Dealer. Broker-Dealer must provide written confirmation to the Fund that instructions have been executed. Broker-Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

c. Definitions. For purposes of Section 11 of this Agreement:

(i) The term “Fund” also includes the Fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

(ii) The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Broker-Dealer.

(iii) The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Broker-Dealer in nominee name.

(iv) The term “written” includes electronic writings and facsimile transmissions.

(v) The term “Broker-Dealer” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.

(vi) The term “purchase” does not include automatic reinvestment of dividends.

(vii) The term “promptly” as used in Section 11(a)(ii) shall mean as soon as practicable but in no event later than 5 business days from the Broker-Dealer’s receipt of the request for information from the Fund or its designee.

12.

Anti-Money Laundering Program. Broker-Dealer hereby certifies that: (i) it is required to establish an anti-money laundering program (the “AML Program”), which satisfies the requirements of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and all applicable laws and regulations promulgated thereunder (the “USA Patriot Act”); (ii) the AML Program contains processes, procedures and systems reasonably designed to ensure compliance with economic sanctions programs administered by the United States, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any other applicable economic sanctions laws in any jurisdiction in which Broker-Dealer offers or sells the Fund’s shares or otherwise engages in any other activity contemplated by this Agreement; (iii) it has developed, implemented, will maintain, and will apply to its customers purchasing shares of the Fund the AML Program, and a customer identification program consistent with the rules under Section 326 of the USA Patriot Act; (iv) it has complied and will comply with all applicable laws and regulations designed to guard against money laundering or terrorist financing activities, including those set out in the AML Program and any other applicable U.S. laws and regulations; (v) will cooperate with the Distributor and promptly deliver information reasonably requested by the Distributor concerning shareholders that purchased the Fund’s shares sold by Broker-Dealer necessary for the Distributor or the Fund to comply with applicable anti-money laundering, economic sanctions, and anti-corruption laws and regulations, including the USA Patriot Act; and (vi) will promptly notify the Distributor, in writing, if it is found, by its Compliance Officer (or other person of an equivalent role), independent anti-money laundering auditor, or any Federal, state, or self-regulatory agencies, to be in violation of the USA Patriot Act, any regulation implementing the USA Patriot Act, the AML Program, or any other applicable U.S. laws and regulations regarding economic sanctions, money laundering or terrorist financing. Broker-Dealer acknowledges that the Distributor or the Fund may reject or refuse orders for the sale of shares with respect to customers for which Broker-Dealer serves as nominee if Broker-Dealer has not adopted or does not implement anti-money laundering policies and procedures as required by the USA Patriot Act, or if Broker-Dealer has otherwise materially violated the USA Patriot Act or any other applicable U.S. laws and regulations regarding sanctions, money laundering or terrorist financing, or anti-corruption. Upon reasonable request of the Distributor, Broker-Dealer will provide a written certification stating it continues to maintain the AML Program in accordance with this paragraph 12.

13.

Regulation S-P. In accordance with, and to the extent applicable under, Regulation S-P, if Non-public Personal Information (“NPI”) regarding customers/shareholders is disclosed to either party in connection with this Agreement, the party receiving such information (i) will not disclose or use that information other than as necessary to carry out the purposes of this Agreement, and (ii) will implement and maintain policies and procedures that address administrative, technical, and physical safeguards to ensure the security and confidentiality of NPI, in connection with its activities contemplated hereunder, protecting against anticipated threats or hazards to the security and integrity of NPI, and protecting against unauthorized access to or use of NPI that could result in substantial harm or inconvenience to an individual to whom such NPI relates. Any privacy notice that Broker-Dealer delivers to its customers/shareholders will comply with Title V of the Gramm-Leach-Bliley Act and Regulations S-P, as each may be amended, and will notify customers that NPI may be provided to financial service providers and as permitted by law. This provision will survive the termination of this Agreement.

14.

Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements between the parties, whether oral or written, relating to the sale of shares or any other subject covered by this Agreement.

15.

Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby. Furthermore, in the event of any inconsistency between the Agreement and the then-current Prospectus, the terms of the then-current Prospectus shall control.

16.

Waiver. Failure of the Distributor or the Fund to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence or any succeeding breach of the same.

17.	Heading. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement.

18.	Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

19.	Effective Date. This Agreement shall become effective as of the date when it is accepted and dated below by the Distributor.

IN WITNESS WHEREOF, the Parties’ authorized representatives have executed this Agreement and represent that they have read and understood the obligations herein and agree to be bound by the Agreement’s terms and conditions.

ACCEPTED AND AGREED:

BROKER-DEALER

Signature:

Name:

Title:

Address:

Fax Number:

Date:

Phone Number:	Email Address:

ALPS DISTRIBUTORS, INC.

By:

Name:

Title:

Effective Date:

AGREEMENT FEE SCHEDULE

In consideration of sales of Class S, Class A, and Class I shares of the Fund listed below, under the terms and conditions of the Agreement and the then-current prospectus, the following fee/payment schedule shall apply:

		Class S	Class A	Class I
Clearlake Private Markets Fund	Distribution and Servicing Fee	0.75%	0.25%	0.00%

In accordance with the Fund’s then-current prospectus, applicable Rule 12b-1 Distribution and Shareholder Servicing Fees, if any, shall be paid based on the average daily net asset value of outstanding shares held by shareholders receiving services described in the Agreement. Such payments shall be computed and paid quarterly. The determination of average daily net assets shall be made as of the close of regular trading on the New York Stock Exchange (normally 4 p.m. EST).

Shareholder Transaction Expenses	Class S	Class A	Class I
Maximum Sales Load (as a percent of offering price)	None	3.50%	None